Exhibit 5.1

[LETTERHEAD OF MORRISON & FOERSTER LLP]

OPINION OF MORRISON & FOERSTER LLP

January 15, 2009

Threshold Pharmaceuticals, Inc.

1300 Seaport Boulevard

Redwood City, California 94063

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Threshold Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on January 15, 2009 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 202,401 shares of the Company’s Common Stock, $0.001 par value (the “Shares”). The Shares are reserved for issuance pursuant to the Company’s 2004 Amended and Restated Equity Incentive Plan. As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Shares.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP